Exhibit 10.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

by and among

LINCOLN EDUCATIONAL SERVICES CORPORATION

and

EACH OF THE INVESTORS LISTED ON SCHEDULE I HERETO

Dated as of November 14, 2019

i

ii

SECTION 8.08	No Third-Party Beneficiaries	45
SECTION 8.09	Representation of Parties	46
SECTION 8.10	Assignment	46
SECTION 8.11	Entire Agreement	47

Schedules

Schedule of Investors	Schedule I
Company Disclosure Letter	Schedule II

Exhibits

Form of Series A Certificate of Amendment	Exhibit A
Form of Registration Rights Agreement	Exhibit B

iii

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 14, 2019, among Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), and the investors set forth on Schedule I hereto (the “Investors,” each, an “Investor”).

WHEREAS, concurrently with the investment pursuant to this Agreement, the Company and its Subsidiaries (as defined below) as borrowers, and Sterling National Bank as lender, are entering into that certain Credit Agreement dated November 14, 2019 (as the same may be amended from time to time, the “Credit Agreement”) pursuant to which the lender makes certain loans available to the Company and its Subsidiaries and consents to the Transactions (as defined below);

WHEREAS, the Company desires to issue, sell and deliver to the Investors, and the Investors severally desire to purchase and acquire from the Company, pursuant to the terms and subject to the conditions set forth in this Agreement, an aggregate of up to 12,700 shares of the Company’s Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), having the powers, preferences and rights, and the qualifications, limitations and restrictions, as set forth in the form of Certificate of Amendment to the Certificate of Incorporation of the Company attached hereto as Exhibit A (the “Series A Certificate of Amendment”); and

WHEREAS, in connection with the issuance of the Series A Preferred Stock, the Company and the Investors will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), to be dated as of the Closing Date, in the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01          Definitions.  As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Action” means any lawsuit, suit, arbitration, claim, complaint, charge, audit, action, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Entity or Educational Agency.

“Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution or location or program thereof that meets all of the Accrediting Body’s standards and requirements.

 “Accrediting Body” means any Person other than a Governmental Entity that is recognized as an accrediting agency by the DOE which engages in granting or withholding Accreditation or similar approval for private post-secondary schools or programs, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools, including the Accrediting Commission of Career Schools and Colleges.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that the following Persons shall not be deemed to be Affiliates of an Investor or any of its Affiliates:  (a) the Company and its Subsidiaries and (b) any portfolio company in which such Investor or any of its Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates.  For the purpose of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, or by contract.

“beneficially own” means to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which banking institutions in the City of New York, New York or New Jersey, New Jersey are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Bylaws of the Company, as amended, and as may be amended through the date hereof.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof and as will be amended by the Series A Certificate of Amendment.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Cohort Default Rate” shall have the meaning ascribed to such term in 34 C.F.R. § 668 Subpart N.

“Common Stock” means the common stock, no par value per share, of the Company, including the common stock into which the Series A Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Company Charter Documents” means the Certificate of Incorporation and Bylaws.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.01 (Organization; Standing), Section 3.02 (Capitalization), Section 3.03 (Authority; Noncontravention),  Section 3.17 (Sale of Securities), Section 3.18 (No Broker), Section 3.19 (Listing and Maintenance Requirements), Section 3.20 (Investment Company Act), Section 3.21 (No “Bad Actor Disqualification”) and Section 3.22 (No Rights Agreement).

“Company Intellectual Property” means all Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, contract, arrangement, agreement or policy relating to stock options, stock purchases, other equity-based compensation, bonus, incentive, deferred compensation, employment, severance, retention, change in control, termination, non-qualified retirement, profit sharing, fringe benefits, disability, medical, life, paid time off, relocation, educational assistance, or other benefits or compensation, in each case sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liabilities.

“Company Stock Plans” means the Company’s Amended and Restated 2005 Long-Term Incentive Plan and Amended and Restated 2005 Non-Employee Directors Restricted Stock Plan.

“Compliance Date” means December 31, 2017.

“Confidentiality Agreement” means that certain confidentiality agreement dated as of July 15, 2019, by and between Juniper and the Company.

“Consumer Protection Law” means any Law or binding standard directly or indirectly related to the protection of consumers in financing transactions, including the federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the privacy and data security provisions of the Gramm-Leach-Bliley Act, Section 5 of the Federal Trade Commission Act, the Consumer Financial Protection Act and applicable federal agency regulations implementing the foregoing, and any state law or regulation regarding retail installment sales agreements, consumer loans, or unfair or deceptive acts or practices.

“Contract” means the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement, arrangement or understanding, whether written or oral.

“Conversion Shares” means the shares of Common Stock into which the Series A Preferred Stock are convertible.

“DOE” means the U.S. Department of Education or any successor agency.

“Educational Agency” means any person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private postsecondary schools, including the DOE, any state education department or agency, any guaranty agency, and any Accrediting Body.

“Educational Approval” means any license, authorization, approval, certification, or Accreditation, issued or required to be issued by an Educational Agency with respect to any aspect of the Company’s or any of its Subsidiary’s operations in order for the Company or such Subsidiary or any location to operate or participate in Title IV, but excluding approvals or licenses with respect to the activities of individual recruiters or instructors at any Subsidiary.

“Educational Law” means the HEA and any other Law, or binding standard issued or administered by, or related to, any Educational Agency.

“Educational Loan” means any student loan made, insured or originated under Title IV.

“Environmental Law” means any federal, state, local or foreign Law or Governmental Order relating to pollution or protection of the environment; natural resources; or, to the extent relating to exposure to Materials of Concern, human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which, together with the Company or any of its Subsidiaries, would at any relevant time be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal Family Education Loan Program” means Part B of Title IV of the Higher Education Act of 1965.

“Financial Assistance Programs” means each Title IV Program pursuant to which Title IV Program funding has been provided to or on behalf of any School’s students; and any other government-sponsored or private student financial assistance program other than the Title IV Programs pursuant to which student financial assistance, grants or loans were provided to or on behalf of any School’s students.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Entity” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or other government, governmental, administrative or regulatory (including any stock exchange or stock market) authority, agency, court, tribunal, commission, or judicial or arbitral body or other entity or self-regulatory organization, but excluding any Educational Agency.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, subpoena, verdict, permit, license, exemption, certification, decision, determination or award entered by or with any Governmental Entity or Educational Agency.

“Guarantee” means any guarantee, letter of credit, surety bond (including any performance bond), credit support agreement or other assurance of payment.

“HEA” means the Higher Education Act of 1965, as amended.

“Indebtedness” means, with respect to any Person, without duplication, the principal of, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any) unpaid fees or expenses and other Liabilities in respect of (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person which are, or would be required under GAAP to be, recorded on the balance sheet of such Person with respect to a lease, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all Guarantees and arrangements having the economic effect of a Guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives, and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, (ix) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities), and (x) all obligations of the type referred to in the foregoing clauses secured by any Lien on any property or asset.

“Intellectual Property” means any and all intellectual property rights in any and all countries throughout the world, including: (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), utility models, industrial designs and inventions, and all applications and registrations therefor, (ii) trademarks, service marks, trade dress, logos, brand names, certification marks, collective marks, Internet domain names and other indicia of origin, and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing, (iii) works of authorship (whether or not published), and all copyrights (including in software), designs and mask works, and all applications and registrations therefor and renewals, extensions, restorations and reversions thereof, (iv) software (including source code and object code) and all website content (including text, graphics, images, audio, video and data), (v) trade secrets, know-how, database rights and other proprietary information (including ideas, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information); and (vi) all rights to bring an action for past, present and future infringement, misappropriation or other violation of rights and to receive damages, proceeds or other legal or equitable protections and remedies with respect to any of clauses (i)–(v).

“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Juniper” means Juniper Targeted Opportunity Fund, L.P. and Juniper Targeted Opportunities, L.P.

“Knowledge of the Company,” “Company’s Knowledge,” or similar terms used in this Agreement mean the actual knowledge of Scott M. Shaw, Brian K. Myers, Stephen M. Buchenot, Alexandra M. Luster, Stephen Ace, Ami D. Bhandari,  Valerian J. Thomas, Francis Giglio, and Rajat Shah as of the date of this Agreement and at any other time at which a representation or warranty is made or deemed made hereunder, in each case, after due inquiry of the direct reports of such individuals.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of Law (including common law) and includes any Governmental Order.

“Liabilities” means, collectively, all Indebtedness, obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“Liens” means any pledges, liens (including environmental and tax liens), charges, mortgages, encumbrances, security interests, restriction on voting or transfer (including any option, right of first refusal or right of first offer), or any other claim of any third party of any kind or nature.

“Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets, Liabilities, condition (financial or otherwise), employees or customers of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to timely consummate the Transactions or to perform their respective obligations under the Transaction Documents; provided, however, that, in the case of clause (a) above, none of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur:  any effect, change, event or occurrence that results from or arises out of (A) general economic, legislative or political conditions in the United States, (B) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any of the foregoing, (C) natural disaster, (D) any change in GAAP (or authoritative interpretation thereof), including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board or applicable Law, (E) any change resulting or arising from the execution and delivery of this Agreement or the public announcement of the Transactions; provided, however, that the exceptions in this clause (E) shall not apply to any breach of representations and warranties contained in Section 3.03, or (F) any failure to meet any internal or public projections guidance or estimates (it being understood that the exceptions in this clause (F) shall not prevent or otherwise affect a determination that the underlying cause of any such failure referred to therein is a Material Adverse Effect); provided that the exceptions in clauses (A), (B), (C) and (D) above shall not apply to the extent such circumstance, development, effect, change, event, occurrence or state of facts has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Materials of Concern” means any waste, substance or material that is classified, regulated, defined or designated under Environmental Law as radioactive, explosive, highly flammable, hazardous or toxic or as a contaminant or a pollutant, or for which liability or standards of conduct may be imposed, including petroleum products, byproducts and distillates, heavy metals (such as lead and cadmium), ozone-depleting substances, chlorinated solvents, polychlorinated biphenyls, friable asbestos, toxic mold and anti-microbial agents, nanoparticles, nanomaterials, microbeads, and microplastics, and cleaning agents including bleach and ammonia.

“NASDAQ” means The Nasdaq Global Select Market.

“Option” means an unexercised option to purchase shares of Common Stock (whether granted under a Company Stock Plan or otherwise).

“Participant” means any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

“Permitted Liens” means (i) Liens in respect of any Indebtedness under the Credit Agreement, (ii) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (iii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iv) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) transfer restrictions imposed by applicable securities Law, (vi) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such real property, (vii) Liens placed by any developer, landlord, owner or other third party on real property over which the Company or any of its Subsidiaries has leasehold or easement rights and subordination, non-disturbance or similar agreements relating thereto, (viii) Liens in the ordinary course of business that would not be, individually or in the aggregate, material to the operations of the business of the Company or any of its Subsidiaries, and (ix) Liens created by or solely through the actions of the Investor or any of its Affiliates.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Private Educational Loan” means any loan provided by a lender that is not made, insured, or guaranteed under Title IV and is issued expressly for postsecondary educational expenses.

“Proposed Transfer Notice” means written notice from an Investor setting forth the terms and conditions of any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any Investor.

“Related Documents” means the Series A Certificate of Amendment, the Registration Rights Agreement, the Observer Rights Side Letter, and any other agreements between or among the Company, the Investors and any of their respective Affiliates entered into to give effect to the transactions contemplated by this Agreement.

“Representative” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Restricted Share” means a share of Common Stock that is subject to vesting or forfeiture conditions (whether time-based or performance-based and whether granted under a Company Stock Plan or otherwise).

“Right of First Refusal” means the right, but not the obligation, of the Company to purchase some or all of the Series A Preferred Stock with respect to a proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“School” means a postsecondary institution of higher education consisting of a main campus and, if applicable, any additional locations, campuses or branches thereof operated by the Company or any of its Subsidiaries identified by an Office of Postsecondary Education Identification number issued by the DOE or approved by any Educational Agency.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Refusal Right” means the right, but not the obligation, of Juniper to purchase all or any Series A Preferred Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Appreciation Right” means an unexercised stock appreciation right in respect of shares of Common Stock (whether granted under a Company Stock Plan or otherwise).

“Subsidiary” means, with respect to any Person, another Person of whom such first Person owns, directly or indirectly, an amount of voting securities, other voting rights or voting partnership interests which is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests) of such other Person.

“Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, addition or penalty, imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Term Sheet” means that certain term sheet for the issuance of convertible preferred stock by the Company dated as of October 17, 2019, by and between Juniper Investment Company, LLC and the Company.

“Title IV” means Title IV of the Higher Education Act of 1965, as amended (20 U.S.C. §§ 1070 et seq.), and any amendments or successor statutes thereto.

“Title IV Program” means the federal student financial assistance programs authorized by Title IV or any successor regulation.

“Transaction Documents” means this Agreement and the Related Documents.

“Transactions” means the transactions contemplated by the Transaction Documents.

 “Transfer Stock” means shares of Series A Preferred Stock owned by an Investor after the date hereof (including in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

ARTICLE II
Purchase and Sale

SECTION 2.01          Purchase and Sale of Preferred Stock.

(a)          The Company shall adopt and file with the Department of the Treasury of the State of New Jersey, on or before the Closing (as defined below), the Series A Certificate of Amendment in the form attached to this Agreement as Exhibit A.

(b)          The Company has authorized the sale and issuance of up to 12,700 shares of its Series A Preferred Stock pursuant to the terms and conditions of this Agreement.

(c)          Subject to the terms and conditions of this Agreement, at the Closing (as defined below) each Investor, severally and not jointly, agrees to purchase, and the Company agrees to sell and issue to each Investor, at a price of $1,000.00 per share, in a minimum aggregate amount of $500,000 and integral amounts of $50,000 in excess thereof, that number of shares of Series A Preferred Stock set forth opposite each Investor’s name on Schedule I hereto for the aggregate purchase price and consideration set forth opposite such Investor’s name thereon (the “Series A Preferred Share Price”).  The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Series A Preferred Stock to each Investor is a separate sale and issuance.

(d)          At the Closing (as defined below), to effect the purchase and sale of the Series A Preferred Stock, (i) each Investor shall pay to the Company, by wire transfer to a bank account designated in writing by the Company at least three (3) Business Days prior to the Closing Date, in immediately available funds, such Investor’s Series A Preferred Share Price (ii) the Company shall deliver to each Investor evidence reasonably satisfactory to such Investor of the shares of Series A Preferred Stock sold and issued to such Investor in book-entry form, and (iii) each of the Company and the Investors shall execute and deliver (or cause to be executed and delivered) to the other an executed counterpart of the Registration Rights Agreement.

SECTION 2.02          Closing.  Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Series A Preferred Stock described in Section 2.01 above shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022, as soon as reasonably practicable (which may be the date hereof) after the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction) are satisfied or waived, or at such other date, time and place as the Company and the Investors mutually agree in writing (the date on which the Closing takes place, the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (A) set forth in the confidential disclosure letter delivered by the Company to the Investors on the date hereof (the “Company Disclosure Letter”) (it being understood that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face and appropriately cross-referenced to any other applicable section or subsection) or (B) disclosed in any report, schedule, form, statement, registration statement, prospectus or other document (including exhibits and schedules thereto (including those incorporated by reference and publicly available)) filed with, or furnished to, the SEC and publicly available on or after December 31, 2016, and before the date hereof (the “Company SEC Documents”), other than any disclosures set forth in the “Risk Factors” or any forward-looking statement sections of such Company SEC Documents and any other disclosures included therein to the extent they are primarily cautionary, predictive or forward-looking in nature; provided that this clause (B) shall not apply to the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.17, Section 3.18, Section 3.19, Section 3.20, Section 3.21, and Section 3.22, the Company represents and warrants to each Investor as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) that:

SECTION 3.01          Organization; Standing.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or otherwise held by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  True and complete copies of the Company Charter Documents (as amended to the date hereof) as currently in effect as of the date hereof are included in the Company SEC Documents.

(b)          Exhibit 21.1 to the Company’s Form 10-K/A filed on April 24, 2019 (Commission File Number 000-51371) contains a true and complete list of all the Subsidiaries of the Company.  Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization or formation and has all requisite power and authority necessary to carry on its business as it is now being conducted.  Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or otherwise held by it makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.02          Capitalization.

(a)          The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, no par value per share, 12,700 shares of which will be designated as Series A Convertible Preferred Stock, no par value per share, as of the Closing.  At the close of business on November 8, 2019 (the “Capitalization Date”), (i) 24,636,274 shares of Common Stock were issued and outstanding (including no Restricted Shares), (ii) 5,910,541 shares of Common Stock were held by the Company in its treasury, (iii) 1,451,656 shares of Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, (iv) 133,000 shares of Common Stock were subject to outstanding Options, (v) no shares of Common Stock were subject to outstanding Stock Appreciation Rights, (vi) 595,436 Restricted Shares were issued and outstanding pursuant to the Company Stock Plans, (vii) no shares of preferred stock (in any series) were issued or outstanding and (viii) no shares of Series A Preferred Stock were issued or outstanding.  Since the Capitalization Date, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities (as defined below) or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon, other than in connection with the vesting, settlement or exercise of the Options and Company Stock Plans referred to above that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(b)          Except as described in this Section 3.02, there are no (i) outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) outstanding securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company, or (iii) outstanding options, warrants, stock appreciation rights, phantom stock rights, rights or other commitments or agreements to acquire from the Company or any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue or sell, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company, (the items in clauses (i), (ii), and (iii) being referred to collectively as “Company Securities”).  Except with respect to the Company Stock Plans and the Transaction Documents, there are no outstanding Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such Contracts relating to any Company Securities, including any Contracts granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, rights of first offer or similar rights with respect to any Company Securities.  Other than as set forth in Section 3.02(c) of the Company Disclosure Letter or pursuant to the Transaction Documents, none of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other Contract relating to the disposition, voting or dividends with respect to any Company Securities.  All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  The Series A Preferred Stock and the Conversion Shares will be, when issued, duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable Laws, and such shares will not be issued in violation of any purchase option, call option, preemptive right, resale right, subscription right, right of first refusal, right of first offer or similar rights, and will be free and clear of all Liens, except restrictions imposed by the Securities Act and any applicable state securities Laws.  The Series A Preferred Stock and the Conversion Shares, if and when issued, will have the terms and conditions and entitle the holders thereof to the rights set forth in the Company Charter Documents, as amended by the Series A Certificate of Amendment.  The shares of Common Stock issuable upon conversion of the Series A Preferred Stock have been duly reserved for issuance.

(c)          All of the outstanding shares of capital stock of, or other equity or voting interests in, each material Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens, other than Liens securing Indebtedness under the Credit Agreement.  Each outstanding share of capital stock of each material Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and, except as set forth in the Transaction Documents, there are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any material Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any Contracts granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, rights of first offer or similar rights with respect to any securities of any Subsidiary of the Company.

SECTION 3.03          Authority; Noncontravention.

(a)          The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the Related Documents, and the consummation by it of the Transactions, have been duly authorized and approved by the Board, and, except for filing the Series A Certificate of Amendment with the Department of the Treasury of the State of New Jersey pursuant to the New Jersey Business Corporation Act, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Related Documents and the consummation by it of the Transactions.  This Agreement has been, and the Related Documents will be on the Closing Date, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Investors, this Agreement constitutes, and the Related Documents will on the Closing Date constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)          Neither the execution and delivery of this Agreement nor any of the Related Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of (A) the Company Charter Documents or (B) any similar organizational documents of any of the Company’s Subsidiaries or (ii) (x) violate or constitute a default (or constitute an event that, with notice or lapse of time or both, would constitute a violation or default) under any Contract to which the Company or any of its Subsidiaries is a party or accelerate any obligations or rights under or give a right of termination of (whether or not with notice, lapse of time or both) any such Contract, (y) violate any Law applicable to the Company or any of its Subsidiaries or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c)          The Board, at a meeting duly called and held, duly adopted written resolutions approving and declaring advisable and in the best interests of the Company and its stockholders the Transactions and the execution, delivery and performance by the Company of this Agreement and the Related Documents and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn.

(d)          No vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries is required under any applicable federal or state securities Laws (including any applicable rules or regulations of any stock exchange or stock market) or the New Jersey Business Corporation Act to adopt and approve the Transaction Documents or the Transactions and the consummation thereof, including the issuance and sale of the Series A Preferred Stock, and the issuance of any Common Stock upon the conversion of any or all of the Series A Preferred Stock.

SECTION 3.04         Governmental Approvals.  Except for (a) the filing with the SEC of such current reports and other documents, if any, required to be filed with the SEC under the Exchange Act or Securities Act in connection with the Transactions (including the timely filing of a Form D with respect to the Series A Preferred Stock as required under Regulation D), (b) compliance with any applicable rules and regulations of NASDAQ, and (c) the filing of the Series A Certificate of Amendment with the Department of the Treasury of the State of New Jersey pursuant to the New Jersey Business Corporation Act, no consent or approval of, or filing with, license from, permit or authorization of (a “Consent”), declaration of or registration with, any Governmental Entity, Educational Agency or any stock market or stock exchange on which shares of Common Stock are listed for trading are necessary for the execution and delivery of this Agreement and the Related Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions.

SECTION 3.05          Company SEC Documents; Undisclosed Liabilities and Events.

(a)          The Company has filed or furnished, as applicable, with the SEC, on a timely basis, all of the Company SEC Documents required to be filed with or furnished to the SEC by the Company since the Compliance Date.  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied, and each Company SEC Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the termination of this Agreement will comply on its face, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents at the time of such filing dates.  As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not, and each Company SEC Document filed subsequent to the date hereof and prior to the earlier of the Closing Date and the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, (i) the Company is eligible to file a Registration Statement on Form S-3 to register the sale of the Conversion Shares by the Investors, (ii) none of the Company’s Subsidiaries is required to file any documents with the SEC, (iii) there are no outstanding unresolved comments received from the staff of the SEC with respect to any of the Company SEC Documents, (iv) to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation, and (v) the Company does not have pending before the SEC any request for confidential treatment of information.  Each of the certifications and statements relating to the Company SEC Documents required by:  (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act, (B) 18 U.S.C. § 1350 (Section 906 of the Sarbanes–Oxley Act) or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents is accurate and complete, and complies as to form and content with all applicable Laws.

(b)          The consolidated financial statements provided by the Company (including all related notes or schedules, as may be included or incorporated by reference in the Company SEC Documents) (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments), (iii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as expressly permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC) applied on a consistent basis during the periods covered thereby (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X), and (iv) were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries (except as may be indicated in the notes thereto).

(c)          Neither the Company nor any of its Subsidiaries has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) except Liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of June 30, 2019 (the “Balance Sheet Date”) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) incurred pursuant to the Credit Agreement (excluding any claims for breach or default thereof), (iv) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions and (v) which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)          The Company has established and maintains, and at all times since March 29, 2005, has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Since December 31, 2016, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.  The Company is, and has been at all times since March 29, 2005, in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of NASDAQ, and has not received any notice asserting any non-compliance with the listing requirements of NASDAQ.

(e)          The Company’s auditor has at all times since March 29, 2005, been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes–Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  All nonaudit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes–Oxley Act were so approved.

(f)          Except for the issuance of the Series A Preferred Stock contemplated by this Agreement or as set forth on Section 3.05(f) of the Company Disclosure Letter, no event, Liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities Laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Business Day prior to the date that this representation is made.

SECTION 3.06         Absence of Certain Changes.  Since December 31, 2018, (i) except for the execution and performance of this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in the ordinary course of business, (ii) there has not been any Material Adverse Effect, or any circumstance, developments, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (iii) the Company has not taken any of the following actions (except as expressly provided in the Transaction Documents):

(a)          established a record date for, declared, set aside for payment or made payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;

(b)          redeemed, repurchased or otherwise acquired any of the Company’s capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests of the Company or any of its Subsidiaries, other than repurchases of capital stock in the ordinary course of business pursuant to any Company Plan (or agreement thereunder) in effect as of the date hereof;

(c)         amended the Company Charter Documents (other than filing the Series A Certificate of Amendment as provided hereunder), the committee charters of the committees of the Board or any corporate governance policy of the Company pertaining to members of the Board;

(d)          authorized, issued, split, combined, subdivided or reclassified any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, or other equity or voting interests of the Company other than (A) the authorization and issuance of the Series A Preferred Stock in accordance with this Agreement and the Series A Certificate of Amendment and any Conversion Shares and (B) issuances of capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of the Company to any Participant in the ordinary course of business pursuant to any Company Plan (or agreement thereunder) in effect as of the date hereof;

(e)          changed any of the methods of accounting, accounting practices or policies in any material respect of the Company or any of its Subsidiaries, other than such changes as required by GAAP, a Governmental Entity or Educational Agency;

(f)          entered into any Contract between the Company or its Subsidiaries, on the one hand, and any of the Company’s directors (including director nominees or candidates), officers or stockholders (in their capacity as such), on the other hand, including any stockholder agreement, investor rights agreement, board representation or board nomination agreement or any similar Contract, other than, in the case of officers, in the ordinary course of business consistent with past practice in connection with such officer’s employment or take or omit to take any other action that could reasonably be expected to result in a modification to the composition of the Board, grant any consent rights with respect to any actions by the Company or its Subsidiaries to any stockholder or that otherwise would reasonably be expected to limit, alter or modify in any material respect the rights that the Investor is expected to have following the Closing under the Registration Rights Agreement and the Series A Certificate of Amendment;

(g)          merged or consolidated the Company or any of its Subsidiaries with any Person;

(h)          (A) filed, or consented by answer or otherwise to the filing against the Company or any of its Subsidiaries of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (B) made an assignment for the benefit of the creditors of the Company or any of its Subsidiaries, (C) consented to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any of its Subsidiaries or with respect to any substantial part of its or their assets or property, (D) dissolved, liquidated or wound up the Company or any of its Subsidiaries or (E) taken any corporate action for the purpose of any of the foregoing;

(i)           (A) acquired, in a single transaction or a series of related transactions, any business or Person, by merger or consolidation, purchase of assets, properties, claims or rights or equity interests, or by any other manner, for an aggregate purchase price (when taken together with all such acquisitions) in excess of $1,000,000, or (B) divested, in a single transaction or a series of related transactions, any assets, properties, claims or rights or equity interests for an aggregate sales price (when taken together with all such divestitures) in excess of $1,000,000; provided that acquisitions or dispositions of goods, products or services in the ordinary course of business shall not constitute acquisitions or divestitures for purposes of this clause (i);

(j)          taken any action that causes, or would reasonably be expected to cause, the Common Stock to cease to be eligible for listing on NASDAQ; or

(k)          agreed, authorized, resolved or recommended, whether in writing or otherwise, to do, or taken any action reasonably likely to lead to or result in, any of the foregoing.

SECTION 3.07         Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no (a) Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, or (b) outstanding Governmental Order imposed upon the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries, in each case, by or before any Governmental Entity or Educational Agency.  No officer or director of the Company or any of its Subsidiaries is, as of the date of this Agreement, a defendant in any Action commenced by any equityholder of the Company or any of its Subsidiaries with respect to the performance of his duties as an officer or a director of the Company or any such Subsidiary under any applicable Law.  There is no unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries.

SECTION 3.08         Compliance with Laws; Permits.  (a) The Company and each of its Subsidiaries are, and since at least December 31, 2013, have been, in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or their assets, including, to the extent so applicable, any Tax, labor, securities and foreign exchange related Laws or Consumer Protection Laws, and (b) neither the Company nor any of its Subsidiaries has received any notification or communication from any Governmental Entity or Educational Agency of any alleged, potential or actual violation by the Company or any of its Subsidiaries of any Law.  The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities and Educational Agencies (collectively, “Permits”) necessary for the lawful conduct of their respective businesses.

SECTION 3.09          Tax Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(a)          The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, complete and accurate.

(b)          All Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c)          All amounts of Taxes required to be withheld by the Company or any of its Subsidiaries have been duly withheld and remitted to the appropriate taxing authority as required by applicable Law.

(d)          The Company has not received written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries, and no audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries are pending or in progress.

(e)          There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f)          None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (each, as defined in Section 355(a)(1) of the Code) in any distribution occurring in the two years prior to this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(g)          No deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been specifically identified in the Company SEC Documents and adequately reserved against in accordance with GAAP.

(h)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i)          Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

SECTION 3.10          Employee Benefits.

(a)          Except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) each Company Plan has been established, maintained, funded and administered in accordance with terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, (ii) each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter  (or is subject to a favorable opinion letter) from the Internal Revenue Service that such Company Plan is qualified under Section 401(a) of the Code, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Plan, (iii) neither the Company nor any of its Subsidiaries has any Liabilities to provide post-termination health or life insurance benefits other than as required by Section 4980B of the Code, (iv) none of the Company, any of its Subsidiaries or any ERISA Affiliate has, and does not expect to have, nor in the past six years has had, any Liability with respect to (A) any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or any similar federal or state Laws, (B) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (C) any “multiple employer welfare arrangement” within the meaning of Section 4001(a)(15) of ERISA that is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, (v) no Company Plan has any unfunded or underfunded Liabilities, (vi) each Company Plan constituting a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has at all times been maintained in all material respect, as to both form and operation, in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder, and the Company does not have any obligation to make any tax gross-up or indemnification payments to any individual as a result of the income inclusion, interest and penalty provisions of Section 409A or otherwise, and (vii) there are no pending or, to the Knowledge of the Company, threatened Actions with respect to any Company Plan, and no Company Plan is the subject of an examination or audit by a Governmental Entity.

(b)          The execution, delivery and performance of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, result in (i) an increase in the amount of compensation or benefits payable to any Participant, (ii) any entitlements for any Participant to severance, termination, change in control or similar pay or benefits, (iii) the acceleration of the vesting or timing of the payment of any compensation or benefits payable to or in respect of any Participant or (iv) any increased or accelerated funding obligation with respect to any Company Plan.  No payment or benefit provided to any Participant as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement and the consummation of the Transactions, would constitute an “excess parachute payment” for purposes of Section 280G of the Code.  Neither the Company nor any of its Affiliates is party to an agreement with a Participant that provides for any “gross up” payment for taxes pursuant to Sections 4999 or 409A of the Code.

SECTION 3.11        Labor Matters.  Except for instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or Contract with any labor organization, (b) with respect to its employees, there are not any ongoing or, to the Knowledge of the Company and each of its Subsidiaries, threatened union organizational activities, (c) there are not currently any labor strikes, slowdowns, work stoppages, pickets, lockouts or other material labor disputes with respect to the employees of the Company or any of its Subsidiaries, (d) the Company and its Subsidiaries are in compliance with all applicable Laws governing or concerning labor relations and employment, (e) neither the Company nor any of its Subsidiaries is delinquent in payments to any Participants for any wages, salaries, commissions, fees, bonuses, benefits or other compensation that is due for any services performed by them or any amounts required to be paid to any Participant for any post-employment or post-engagement of any type and is not liable for any arrears of any wages or any taxes or penalties for failure to comply with any of the foregoing, (f) no employee layoff, facility closure or similar reduction in force is currently contemplated, planned or announced, (g) no current employee or independent consultant of the Company has provided notice to the Company or, to the Knowledge of the Company, expressed intentions to terminate employment or engagement with the Company, (h) there has not been any Actions relating to, or any act or allegations of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy of the Company relating to the foregoing, in each case involving the Company or any of its Subsidiaries or any current or former officer, director or employee of the Company or any of its Subsidiaries, and (i) the Company has not entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any matters described in clause (h).

SECTION 3.12          Environmental Matters. Except for those matters or Liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has for the past three (3) years been in compliance with all Environmental Laws applicable to their respective business operations, (b) each of the Company and its Subsidiaries has obtained and has been in compliance with, all Permits required under Environmental Laws for the operation of their respective businesses as currently conducted, (c) there is no Action under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has received any unresolved written notice alleging that the Company or any of its Subsidiaries is in violation of or has any Liability under any Environmental Laws, (e) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled or exposed any Person to any Material of Concern, or caused a release of any Material of Concern, including at any property owned or operated by the Company or any of its Subsidiaries, in such manner or to such extent reasonably expected to give rise to any Liabilities pursuant to any Environmental Law, (f) to the Knowledge of the Company, no other Person has caused a release of any Material of Concern at any property currently or formerly owned or operated by the Company or any of its Subsidiaries in such manner or to such extent reasonably expected to give rise to any Liabilities pursuant to any Environmental Law, and (g) neither the Company nor any of its Subsidiaries has conducted, funded, or reimbursed another Person for, environmental remedial activities pursuant to any Environmental Law.

SECTION 3.13          Intellectual Property.

(a)          Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications therefor, and all material unregistered trademarks and service marks that are not the subject of a pending application for registration, (iii) copyright registrations and applications therefor, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”) included in the Company Intellectual Property.  With respect to each item required to be listed in Section 3.13(a) of the Company Disclosure Letter, (A) either the Company or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the item, free and clear of all Liens (other than Permitted Liens), and (B) to the Knowledge of the Company, no claim or allegation is pending or has been threatened that challenges the legality, validity, enforceability, registration, use or ownership of the item (except for office actions by the applicable Governmental Entities in the normal course of prosecution efforts in connection with applications for the registration or issuance of trademarks and patents).  Each item of Registered Intellectual Property that is shown as registered, filed, issued, or applied for in Section 3.13(a) of the Company Disclosure Letter has been duly registered in, filed in or issued by the official governmental registers and/or issuers (or officially recognized registers or issuers) for such Intellectual Property, and each such registration, filing, issuance and/or application (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.  Furthermore, each item of Company Intellectual Property is (i) subsisting, valid and enforceable, and (ii) free and clear of any (A) Liens (other than Permitted Liens), (B) exclusive licenses, (C) non-exclusive licenses not granted in the ordinary course of business consistent with past practice, and (D) obligations to grant any of (A) – (C).  The Company and its Subsidiaries own, or have sufficient rights pursuant to valid and enforceable written agreements to use, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently planned to be conducted.

(b)          (i) No claims are pending or threatened against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company and its Subsidiaries infringes, violates or misappropriates the Intellectual Property of any Person, (ii) no claims are pending or threatened by the Company or any of its Subsidiaries against any Person alleging any infringement, violation or misappropriation of the Intellectual Property owned by the Company or any of its Subsidiaries or concerning the ownership, validity, registrability or enforceability of any such Intellectual Property, (iii) the conduct of the business of the Company and its Subsidiaries has not infringed and does not infringe, violate or misappropriate the Intellectual Property of any Person, (iv) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Intellectual Property owned by the Company or its Subsidiaries, and (v) there have been no material breaches of the security of the Company’s or its Subsidiaries’ computer software, websites and systems (including the confidential data transmitted thereby or stored therein).

(c)          The Company and its Subsidiaries have taken all commercially reasonable measures to maintain the confidentiality, integrity and value of all confidential Company Intellectual Property.  No confidential information, trade secrets or other proprietary Company Intellectual Property has been disclosed to any Person by the Company or any of its Subsidiaries except pursuant to appropriate non-disclosure or license agreements that (i) obligate such Person to keep such confidential information, trade secrets or other proprietary Intellectual Property confidential both during and after the term of such agreement, and (ii) are valid, subsisting, in full force and effect and binding on the parties thereto and with respect to which no party thereto is in material default thereunder and no condition exists that with notice or the lapse of time or both could constitute a material default thereunder.  Correspondingly, to the Knowledge of the Company, there has been no unauthorized use or disclosure of any confidential Company Intellectual Property.

(d)          To the extent that any Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries, in whole or part, by any current or former employee, independent contractor, or agent, each of the Company or any of its Subsidiaries, as applicable, has executed valid and enforceable written agreements with such Person with respect thereto transferring to Company or one of its Subsidiaries the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.  No  Person has asserted, and to the Knowledge of the Company, no Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Company Intellectual Property.

(e)          The IT Assets of the Company and its Subsidiaries (i) are sufficient for the needs of their businesses in all material respects (including with respect to the number of license seats) and (ii) operate in all material respects in accordance with their documentation and functional specifications, and as required by the Company and its Subsidiaries, and have not, in the last five years, materially malfunctioned or failed such that it resulted in a disruption to the conduct of the business.  The Company and its Subsidiaries have taken commercially reasonable measures to protect against unauthorized access to or use of its IT Assets and no such unauthorized access or use has occurred.  The IT Assets of the Company and each of its Subsidiaries (i) are free from any viruses, malware, Trojan horses, worms or other contaminants that are designed to enable unauthorized access thereto or to adversely affect the functionality thereof, (ii) currently operate free of defects or malfunctions that would reasonably be expected to cause a material disruption to any of the Company’s or any of its Subsidiary’s businesses and (iii) have sufficient capacity and performance to meet the current and foreseeable business requirements of the applicable Company’s or any of its Subsidiary’s business. To the Knowledge of the Company, there have not been any incidents of security breaches to, or other material unauthorized access to or use of, (i) any of its IT Assets (including with respect to any data or other information stored or contained therein or accessed, transmitted or processed thereby), or (ii) any data, trade secrets or other confidential information of the Company or any of its Subsidiaries, including any business information and/or personally-identifying information or data of any Person.  Each of the Company and each of its Subsidiaries has in place a disaster recovery and data backup plan which is fully documented and would enable the business of the Company or its Subsidiary, as applicable, to continue if there were significant damage to or destruction of some or all of the IT Assets.

(f)          No software included in the Company Intellectual Property, which is distributed to any third party by or on behalf of the Company or its Subsidiaries (other than software identified as belonging to a third party and subject to a third party paid or public license), or for which the Company or its Subsidiaries have current plans to distribute to any third party, incorporates or is comprised of or distributed with any publicly-available software, or is otherwise subject to the provisions of any “open source” or third party license agreement that (i) requires the distribution of source code in connection with the distribution of such software in object code form; (ii) materially limits the Company’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.  With respect to each item of software included in the Company Intellectual Property, either the Company or one of its Subsidiaries is (or will be at Closing) in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such software, subject to any non-exclusive licenses granted to third parties therein in the ordinary course of business.

SECTION 3.14          Title to Property.  The Company and each of its Subsidiaries has good and marketable title to their respective owned real properties, and good and marketable title to all of its or their personal properties (whether tangible or intangible), rights and assets, free and clear of all Liens in all material respects other than Permitted Liens.  The Company or one of its Subsidiaries has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than Permitted Liens) and to the Knowledge of the Company, none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting any Company Lease, which default continues on the date hereof.

SECTION 3.15        Material Contracts.  Each Contract which is required to be filed as an exhibit by the Company with the SEC pursuant to Items 601(b)(4) and 601(b)(10) of Regulation S-K promulgated by the SEC (a “Material Contract”) is in the Company SEC Documents.  Each Material Contract is the legal, valid and binding obligation of the Company enforceable against the Company and, to the Knowledge of the Company, any other party thereto, in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.  There has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company under any such Material Contract or, to the Knowledge of the Company, by any other Person to any such Material Contract, except for such breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The Company has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the Transactions or otherwise.

SECTION 3.16          Insurance.  (a) Neither the Company nor any of its Subsidiaries is in material default under any material insurance policy of the Company, (b) all material claims made thereunder have been properly and timely filed, (c) all premiums have been timely paid, and (d) no written notice of cancellation or termination of coverage has been received by the Company or its Subsidiaries with respect to any such material insurance policy, other than in connection with ordinary renewals.  The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which the Company and its Subsidiaries are engaged.  Each material insurance policy of the Company is in full force and effect and is the valid and binding obligation of the Company or its applicable Subsidiary named as the insured therein, subject, as to enforceability, to the Bankruptcy and Equity Exception.

SECTION 3.17        Sale of Securities.  Assuming the accuracy of the representations and warranties set forth in Section 4.06, the offer, sale and issuance of the Series A Preferred Stock pursuant to this Agreement and the conversion of the Series A Preferred Stock into Common Stock are exempt from the registration requirements and prospectus delivery requirements of the Securities Act and the blue sky laws of the various states.  Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series A Preferred Stock under this Agreement to be integrated with other offerings by the Company.

SECTION 3.18        No Broker.  Except for Barrington Research Associates, Inc., no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by, or on behalf of, the Company or any of its Subsidiaries.

SECTION 3.19         Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on NASDAQ, and the Company has taken no action designed to (or which, to the Knowledge of the Company, is reasonably likely to) have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from NASDAQ, nor has the Company received, as of the date hereof, any notification that the SEC or NASDAQ is contemplating terminating such registration or listing.

SECTION 3.20          Investment Company Act.  The Company is not, and immediately after receipt of payment for the Series A Preferred Stock will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.21        No “Bad Actor” Disqualification.  No “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) is applicable.

SECTION 3.22        No Rights Agreement.  The Company is not party to, nor is it currently contemplating, a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and no takeover statutes currently in effect in any jurisdiction in which the Company operates are applicable.

SECTION 3.23        Certain Business Relationships with Affiliates.  Other than the Transactions and except as set forth in Section 3.23 of the Company Disclosure Letter or in the Company SEC Documents, none of the officers, directors or stockholders of the Company is presently a party to any transaction, agreement or arrangement with the Company (other than for services as officers and directors entered into in the ordinary course of business) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

SECTION 3.24          Privacy and Data Protection.  The Company and its Subsidiaries have operated their businesses in a manner compliant in all material respects with applicable privacy and data protection Laws and contractual obligations applicable to the Company’s and its Subsidiaries’ collection, handling, storage, processing, use, transmission, disclosure and securing of their and their customers’ data.  The Company and its Subsidiaries have policies and procedures in place to ensure the integrity and security of the data collected, handled, stored, processed, used, transmitted or disclosed in connection with the delivery of their product offerings.  The Company and its Subsidiaries comply with, and have reasonable policies and procedures in place to ensure compliance with, privacy and data protection Laws and take appropriate steps to assure compliance in all material respects with such policies and procedures.  Such policies and procedures comply in all material respects with all Laws applicable to the Company and/or its Subsidiaries, as well as all contractual obligations applicable to the Company and/or its Subsidiaries.  The Company and its Subsidiaries have required and do require all third parties to which they provide any confidential, sensitive or protected data to maintain the privacy and security of such data, including by contractually requiring such third parties to protect such data from unauthorized access by and/or disclosure to any unauthorized third parties.  No claims are pending or threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has not complied with applicable Laws or contractual obligations regarding privacy or data protection.  Neither the Company nor its Subsidiaries have experienced (i) any security incident that has materially compromised the privacy and/or security of any data, or required the Company or any of its Subsidiaries to provide notice of such incident to affected individual Persons or any Governmental Entity or Educational Agency, or (ii) any failure or substandard performance of any information technology, information security, database or other computer system which has resulted in any material disruption to the business of the Company or its Subsidiaries.

SECTION 3.25         Illegal Payments; FCPA Violations.  During the past five (5) years, none of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) in violation of any Anticorruption Law, paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company or any of its Subsidiaries, any payment or gift given to any Person acting in an official capacity for any Governmental Entity, to any political party or official thereof, or to any candidate for political office (each, a “Government Official”) with the purpose of (w) influencing any act or decision of such Government Official in his official capacity; (x) inducing such Government Official to perform or omit to perform any activity related to his legal duties; (y) securing any improper advantage; or (z) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or its Affiliates in obtaining or retaining business for or with, or in directing business to, the Company or its Affiliates; (ii) made any illegal contribution to any political party or candidate; (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose; (iv) taken any action that would violate the U.S. Foreign Corrupt Practices Act (the “FCPA”), the UK Bribery Act 2010 or any other applicable anti-bribery or anti-corruption Laws under any applicable jurisdictions (collectively, “Anticorruption Laws”); or (v) paid, caused to be paid, agreed to pay, or offered, directly or indirectly, in connection with the business of the Company, any bribe, kickback or other similar payment or gift to any supplier or customer in violation of an Anticorruption Law.  The Company has not received any notice alleging any such violations or conducted any internal investigation with respect to any actual, potential or alleged violation of Anticorruption Laws.

SECTION 3.26         Compliance with Money Laundering Laws.  The operations of the Company and its Subsidiaries are and, during the past five (5) years, have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering Laws of all jurisdictions, the rules and regulations thereunder and any related or similar Laws or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no Action by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

SECTION 3.27          Educational Approvals; Compliance with Educational Laws. The following representations set forth in this Section 3.27 are subject to the exceptions set forth in the Company Disclosure Letter.

(a)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, has received the material licenses, permits, and approvals of all Governmental Entities and Educational Agencies necessary to conduct their businesses, including all material Educational Approvals necessary for each School to conduct its operations and offer its educational programs. Since the Compliance Date, the Company, including its Subsidiaries and Schools, is and has been in material compliance with all applicable Educational Laws and with the terms and conditions of all Educational Approvals. Each current Educational Approval is in full force and effect, and no proceeding for the suspension, material limitation, revocation, termination or cancellation of any Educational Approval is pending or, to the Knowledge of the Company, threatened. Since the Compliance Date, no application made by any School to any Governmental Entity or Educational Agency has been denied. Since the Compliance Date, neither the Company nor any of its Subsidiaries or Schools has received notice from any Governmental Entity or Educational Agency that it has been placed on probation or ordered to show cause why any Educational Approval for any School or any of its educational programs should not be revoked. Since the Compliance Date, neither the Company nor any of its Subsidiaries or Schools has received notice that any current Educational Approval will not be renewed.

(b)          Each School is an “eligible institution,” as defined in 34 C.F.R. § 600.2 (and the other applicable sections incorporated therein by reference) and each School is a “proprietary institution of higher education” as defined at 34 C.F.R. § 600.5. Each School is in material compliance with the applicable “state authorization” requirements set forth at 34 C.F.R. § 600.9 and meets the qualifications to be licensed by the applicable Governmental Entities and Educational Agencies. Each School is accredited by the applicable Accrediting Bodies, and has been certified by the DOE as an eligible institution of higher education and is a party to a program participation agreement with the DOE.

(c)          To the Knowledge of the Company, no fact or circumstance exists or is reasonably likely to occur that would reasonably be expected to result in the delay, termination, revocation, suspension, restriction or failure to obtain renewal of any Educational Approval or the imposition of any material fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Educational Approval.

(d)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, has been in material compliance with any and all applicable Educational Laws relating to Financial Assistance Programs, including the program participation and administrative capability requirements, as defined by the DOE at 34 C.F.R. 668 subpart B, including §§ 668.14 and 668.15-16, as well as the student eligibility requirements and satisfactory progress requirements, as defined by DOE at 34 C.F.R. § 668.31-39.

(e)          Since the Compliance Date, the School(s) have not received greater than ninety percent (90%) of its revenues from Title IV Programs, as such percentage is required to be calculated under 34 C.F.R. §§ 668.14 and 668.28.

(f)          Since the Compliance Date, each School has complied with the Cohort Default Rate regulations set forth in 34 C.F.R. Part 668, Subpart N.

(g)          Each School has been in compliance, in all material respects, with the applicable limitations set forth in 34 C.F.R. § 600.7.

(h)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, has obtained or maintained all material Educational Approvals required to operate each additional campus, location, or facility of the Schools and required in order to disburse Title IV Program funds to students at such additional campus, location, or facility, as applicable.

(i)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, has timely reported, in compliance in all material respects with the applicable provisions of 34 C.F.R. Part 600: (i) the addition of any new educational programs or locations; and (ii) any shifts in ownership or control, including any changes in reported ownership levels or percentages. Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied, in all material respects, with all Educational Laws related to the closure or cessation of instruction at that location or facility, including requirements for teaching out students from that location or facility.

(j)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied, in all material respects, with the DOE requirements that no student receive a disbursement of Title IV Program funds prior to the date for which such student was eligible for such disbursement.

(k)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, have not violated in any material respect any of the Title IV Program requirements, as set forth at 20 U.S.C. § 1094(a)(20) and implemented at 34 C.F.R. § 668.14(b)(22), regarding the payment of a commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any Person engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds.

(l)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied, in all material respects, with 20 U.S.C. § 1085(d)(5) and 34. C.F.R. § 682.212 regarding prohibited inducements in the Federal Family Education Loan Program. Since the Compliance Date, each School has complied, in all material respects, with the Educational Laws prohibiting any School, employee, agent or official thereof from accepting any gift, payment, inducement, benefit, staffing assistance, advisory board position, or other thing of value in exchange for directing Educational Loan or Private Educational Loan applications to any lender. Since the Compliance Date, neither the Company, nor any of its Subsidiaries or Schools have received any written notice of any investigation by any Educational Agency or other Governmental Entity regarding the Company’s, any Subsidiary of the Company’s or the Schools’ student lending practices.

(m)          Since the Compliance Date, neither the Company, nor any of its Subsidiaries and Schools has provided any educational instruction on behalf of any other institution or organization of any sort, and no other institution or organization of any sort has provided any educational instruction on behalf of any School.

(n)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, has materially complied with the DOE’s financial responsibility requirements in accordance with 34 C.F.R. § 668.171-175 not including any compliance based on the posting of an irrevocable letter of credit in favor of the DOE or the placement by the DOE in the “zone alternative” as set forth at 34 C.F.R. § 668.175(d). Except for state surety bonds required for the purposes of licensure or authorization by any Governmental Entity or Educational Agency, since the Compliance Date, neither the Company, nor any of its Subsidiaries or Schools have received written notice of a request by any Governmental Entity or Educational Agency requiring the Company, its Subsidiaries or any School to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or received any request or requirement that the School process its Title IV Program funding under the reimbursement or heightened cash monitoring procedures, other than Heightened Cash Monitoring Level 1 procedures, as those procedures are set forth at 34 C.F.R. § 668.162.

(o)         The Company, including its Subsidiaries and Schools, is in material compliance with all Educational Agency, DOE, and other Governmental Entity requirements and regulations, including requirements set forth at 34 C.F.R. § 668.22, relating to (i) fair and equitable refunds policy and (ii) the calculation and timely repayment of federal and nonfederal funds.

(p)         To the Knowledge of the Company, there exist no facts or circumstances attributable to the Company, its Subsidiaries or Schools or any other Person that exercises Substantial Control (as that term is defined at 34 C.F.R. § 668.174(c)(3)) with respect to the Company, its Subsidiaries or Schools, that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s, or any Subsidiary’s or the School’s ability to obtain any required notices or consents under Educational Laws, Educational Approval or other consent or approval that must be obtained in connection with the Transactions.

(q)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied in all material respects with Educational Laws regarding misrepresentation, including 34 C.F.R. Part 668 Subpart F.

(r)          Since the Compliance Date, the Company, including its Subsidiaries and Schools, has complied, in all material respects, with the consumer disclosure requirements in 34 C.F.R. Part 668 Subpart D.

(s)         Since the Compliance Date, each School has complied, in all material respects, with any applicable Educational Laws regarding that School’s completion, placement, withdrawal and retention rates, and, to the Company’s Knowledge, has accurately calculated and reported all such rates.

(t)         Since the Compliance Date, neither the Company nor its Subsidiaries, nor any Person that exercises Substantial Control (as that term is defined at 34 C.F.R. § 668.174(c)(3)) over the Company or any Subsidiary of the Company or any School, or member of such person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

(u)         Since the Compliance Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries or Schools have employed in a capacity involving administration of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Entity or Educational Agency.

(v)         Since the Compliance Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries or Schools have contracted with an institution or third-party servicer that has been terminated under § 487 of the HEA for a reason involving the acquisition, use, or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Entity or Educational Agency.

(w)        Since the Compliance Date, neither the Company nor any of its Subsidiaries, nor any owner that has the power, by contract or ownership interest, to direct or cause the direction or management of policies of any School has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(x)         Since the Compliance Date, neither the Company nor any of its Subsidiaries, or any officer of the Company or a Subsidiary or a School has pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(y)         Since the Compliance Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries or Schools has contracted with any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other material violation of law involving funds of any Governmental Entity or Educational Agency.

(z)         Since the Compliance Date, the Company, its Subsidiaries and each School has complied, in all material respects, with all applicable requirements regarding the safeguarding of student records, including the Family Educational Rights and Privacy Act (20 U.S.C. § 1232g; 34 C.F.R. Part 99).

SECTION 3.28         Disclosure.  The Company understands and confirms that the Investors will rely on the foregoing representations in effecting transactions in securities of the Company.  All disclosure furnished by or on behalf of the Company to the Investors regarding the Company, its business and the Transactions, including the Company Disclosure Letter, is true and correct in all  material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Company acknowledges and agrees that no Investor makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article IV hereof.

ARTICLE IV
Representations and Warranties of the Investors

Each Investor severally and not jointly, only as to itself, represents and warrants to the Company as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) that:

SECTION 4.01         Organization and Authority.  Such Investor is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of incorporation or formation and has all  requisite corporate, limited liability company or other power and authority to carry on its business as it is now being conducted.

SECTION 4.02        Authorization; Enforceability.  Such Investor has all requisite corporate, limited liability company or other power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by such Investor of this Agreement and the Registration Rights Agreement, and the consummation by such Investor of the Transactions, have been duly authorized and approved by all necessary corporate, limited liability company or other action on the part of such Investor.  This Agreement has been and, as of the Closing, the Registration Rights Agreement will be, duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery hereof and thereof by the Company and the other Investors, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

SECTION 4.03         No Conflict.  Neither the execution and delivery of this Agreement nor the Registration Rights Agreement by such Investor, nor the consummation by such Investor of the Transactions, nor performance or compliance by such Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of any of such Investor’s organizational or governing documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.04 are obtained prior to the Closing Date and the filings referred to in Section 4.04 are made, (A) any term, condition or provision of any material Contract to which such Investor or any of its Affiliates is a party or by which any of its properties or assets are bound and that is material to the business of such Investor and its Affiliates, taken as a whole, (B) any applicable Law that is material to such Investor and its Affiliates, taken as a whole, or (C) any Governmental Order, concession, grant or franchise, in each case, applicable to such Investor or any of its Affiliates or any of its properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on such Investor’s ability to consummate the Transactions.

SECTION 4.04         Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with any applicable rules and regulations of NASDAQ, (c) the filing by the Company of the Series A Certificate of Amendment with the Department of the Treasury of the State of New Jersey pursuant to the New Jersey Business Corporation and (d) such Consents, declarations or registrations with any Governmental Entity as are necessary as a result of any facts or circumstances relating solely to the Company and its Affiliates, no Consent, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the Registration Rights Agreement by such Investor, the performance by such Investor of its obligations hereunder and thereunder and the consummation by such Investor of the Transactions.

SECTION 4.05         No Broker.  No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by or on behalf of such Investor or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by such Investor or one of its Affiliates or reimbursed by the Company as described in Section 5.05.

SECTION 4.06          Purchase for Investment.  Such Investor acknowledges that the Series A Preferred Stock will not have been registered under the Securities Act or under any state or other applicable securities Laws.  Such Investor (a) acknowledges that it is acquiring the Series A Preferred Stock (and the Conversion Shares) pursuant to an exemption from registration under the Securities Act solely for investment and for such Investor’s own account, not as nominee or agent, and with no present intention or view to distribute any of the Series A Preferred Stock (or the Conversion Shares) to any Person in violation of the Securities Act, (b) will not sell or otherwise dispose of any of the Series A Preferred Stock or the Conversion Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable state securities Laws, (c) is knowledgeable, sophisticated and experienced in financial and business matters, has previously invested in securities similar to the Series A Preferred Stock and the Conversion Shares, fully understands the limitations on transfer and the restrictions on sales of such Series A Preferred Stock and Conversion Shares, and is able to bear the economic risk of its investment and afford the complete loss of such investment, (d) (i) has such knowledge and experience in financial and business matters and in investments of this type, that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Stock and the Conversion Shares and of making an informed investment decision, (ii) has conducted an independent review and analysis of the business and affairs of the Company and its Subsidiaries and (iii) based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the Transactions, (e) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), and (f) is not a broker–dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

SECTION 4.07         Private Placement Consideration.  Such Investor understands and acknowledges that (a) its representations and warranties contained herein are being relied upon by the Company as a basis for availing itself of such exemption and other exemptions under the securities Laws of all applicable states and for other purposes, (b) no U.S. state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Series A Preferred Stock or any recommendation or endorsement thereof and (c) the Series A Preferred Stock are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under applicable securities Laws such Series A Preferred Stock (and the Conversion Shares) may be resold without registration under the Securities Act only in certain limited circumstances.

SECTION 4.08          Tax Matters.  Each Investor has delivered to the Company a duly executed and completed Internal Revenue Service (“IRS”) Form W-8 or Form W-9, as applicable, certifying that such Investor is not subject to backup withholding.

ARTICLE V
Additional Agreements

SECTION 5.01        Public Announcements.  The Company shall, by 8:30 a.m. (New York City time) on the Business Day immediately following the date hereof, issue a press release in such form as shall be mutually agreed by the Company and Juniper, on behalf of the  Investors, disclosing the material terms of the transactions contemplated hereby, and by the fourth Business Day following the date hereof, file a Current Report on Form 8-K, filing the Transaction Documents as exhibits thereto.  The Company and Juniper, on behalf of the  Investors, shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor Juniper or any other Investor shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Investor, or without the prior consent of Juniper, on behalf of the  Investors, with respect to any such press release of the Company, which consent shall not unreasonably be withheld, delayed or conditioned, except if such disclosure is required by applicable Law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the Commission or any regulatory agency or with NASDAQ, without the prior written consent of such Investor, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Documents (including signature pages thereto) with the SEC and (ii) to the extent such disclosure is required by law or by NASDAQ regulations, in which case the Company shall provide the Investors with prior notice of such disclosure permitted under this clause (ii).

SECTION 5.02         Corporate Action.

(a)          At any time that any shares or fraction of a share of Series A Preferred Stock remain outstanding, the Company shall:

(i)         from time to time take all action necessary to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion requirements of all of the Series A Preferred Stock then outstanding; and

(ii)         not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with NASDAQ in respect of the Common Stock, other than in connection with a Fundamental Change (as defined in the Series A Certificate of Amendment) pursuant to which the Company agrees to satisfy, or will otherwise cause the satisfaction, in full of its obligations under Section 4, Section 5, Section 8 and Section 16 of the Series A Certificate of Amendment or is otherwise consistent with the terms set forth in Section 4, Section 5, Section 8 and Section 16 of the Series A Certificate of Amendment;

(b)         If any occurrence since the date of this Agreement until the Closing would have resulted in an adjustment to the Series A Conversion Rate (as defined in the Series A Certificate of Amendment) pursuant to the Series A Certificate of Amendment if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement, the Company shall adjust the Series A Conversion Rate (as defined in the Series A Certificate of Amendment), effective as of the Closing, in the same manner as would have been required by the Series A Certificate of Amendment if the Series A Preferred Stock had been issued and outstanding since the date of this Agreement;

(c)          No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Investor is an acquiring person under a rights plan or any other control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Investor could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Series A Preferred Stock under the Transaction Documents or under any other agreement between or among the Company and the Investors; and

SECTION 5.03        NASDAQ Listing of Shares.  To the extent the Company has not done so before the date of this Agreement, the Company shall promptly apply to cause the Conversion Shares to be approved for listing on NASDAQ.  From time to time following the Closing Date, the Company shall cause the number of shares of Common Stock issuable upon conversion or redemption of the then outstanding shares of Series A Preferred Stock to be approved for listing on NASDAQ.

SECTION 5.04         Use of Proceeds.  The Company shall use the proceeds from the issuance and sale of the Series A Preferred Stock (a) to pay any costs, fees and expenses incurred by it in connection with the Transactions, including the reimbursement of Juniper’s expenses pursuant to Section 5.05 and (b) for working capital or other general corporate purposes (including the repayment in full of the Company’s existing credit agreement dated March 31, 2017 with Sterling National Bank).

SECTION 5.05         Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses; provided that the Company shall, at the Closing, or if the Closing does not occur, within a reasonable time, reimburse Juniper for their and their Affiliates’ reasonable and documented out-of-pocket third-party costs and expenses incurred in connection with the Transactions and the Transaction Documents; provided, further, that the maximum amount of such costs and expenses to be reimbursed by the Company shall not exceed $300,000 in the aggregate.  Juniper may effect such reimbursement at the Closing by withholding from the payment of the purchase price the amount to which it is entitled to reimbursement pursuant to the preceding sentence.  Notwithstanding the withholding of such amount, Juniper shall be deemed to have paid to the Company the full amount so withheld.

SECTION 5.06        Board Composition.  Prior to the Closing, the Company covenants and agrees that it shall take all actions necessary to cause the Board to be composed at Closing as provided in Section 17 of the Series A Certificate of Amendment and to cause each committee of the Board, effective as of the Closing, to be composed as set forth therein, including by taking all necessary actions to, effective as of the Closing, increase the number of directors of the Board by one (1) and appoint John A. Bartholdson as a director of the Company and a member of each committee of the Board (which appointment shall be effective as of the Closing).

SECTION 5.07         Legends.  The Company may place appropriate and customary legends on the Series A Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof) held by such Investor setting forth the restrictions referred to in this Article V and any restrictions appropriate for compliance with U.S. federal securities Laws.  Such Investor agrees that, other than to take into account any changes in applicable securities Laws, each share of Series A Preferred Stock held by such Investor on the Closing Date may be notated with one or all of the following legends:

(a)          “THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.”

(b)          “THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN SECURITIES PURCHASE AGREEMENT AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE STOCKHOLDER, THE CORPORATION, AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(c)          Any legend set forth in, or required by, the other Transaction Documents.

(d)          Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Series A Preferred Stock represented by the certificate, instrument, or book entry so legended.

SECTION 5.08          Tax Matters.  The Company shall use reasonable best efforts to monitor the ownership of the stock of the Company by “5-percent shareholders” (as defined pursuant to Section 382(k)(7) of the Code) and shall notify the Investors to the extent the Company determines that the percentage of the stock of the Company owned by one or more “5-percent shareholders” has increased by more than 40 percentage points (taking into account the issuance of the Series A Preferred Stock hereunder) over the lowest percentage of stock of the Company owned by such shareholders at any time during the applicable “testing period” (as defined pursuant to Section 382(i) of the Code); provided, that, as used in this provision, “reasonable best efforts to monitor” shall mean, absent the filing with the SEC of an amendment on Schedule 13D or Schedule 13G disclosing significant acquisitions of additional shares of Common Stock, once a year in connection with the Company’s annual audit.

SECTION 5.09         Anti-takeover Laws.  The Company shall ensure that the Transactions shall not have the effect of causing any relevant corporate takeover statute or other similar statute or Laws to be applicable to the Transactions and, to the extent there is such a statute, to take all actions required to exempt the Transactions from such statutes or Laws.

SECTION 5.10         Delivery of Series A Certificate of Amendment. As of the Closing, the Company shall have duly adopted and caused to be filed with the Department of the Treasury of the State of New Jersey the Series A Certificate of Amendment in the form attached hereto as Exhibit A, with such changes thereto as Juniper and the Company may reasonably both agree, and any related filings, forms or applications.

SECTION 5.11         Amendments to Corporate Documents.  The Company and the Investors shall cooperate in good faith to identify and use commercially reasonable efforts to implement any mutually acceptable amendments to the delegations of authority of the Board, the Company’s corporate governance guidelines, the Bylaws and such other guidelines, policies, committee charters or similar documents of the Company and any other amendments reasonably necessary to effectuate and implement the rights of the holders of Series A Preferred Stock set forth in the Series A Certificate of Amendment and Registration Rights Agreement.  The covenants set forth in this Section 5.11 shall survive the Closing.

SECTION 5.12        Tax Treatment.  Absent a change in law or IRS practice, or a contrary determination (as defined in Section 1313(a) of the Code), the Investors and the Company agree not to treat the Series A Preferred Stock as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income Tax and withholding Tax purposes, and shall not take any position inconsistent with such treatment.

SECTION 5.13         Non-Public Information.  Except with respect to the material terms and conditions of the Transactions, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Investor shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

SECTION 5.14         Access to Information.  From the date hereof until such time as Juniper, their Affiliates, and their respective transferees that are approved by the Company in the aggregate own less than a majority of the Series A Preferred Stock acquired by Juniper pursuant to this Agreement, upon the prior written request of Juniper, subject to the execution by Juniper of a confidentiality agreement in the form and substance reasonably acceptable to the Company, and during reasonable hours and in a manner so as not to unreasonably interfere with normal business operations of the Company and its Subsidiaries, the Company and each of its Subsidiaries shall afford to Juniper and their authorized employees, counsel, accountants and other representatives, (i) full access at the Company’s and its Subsidiaries’ offices and to true and correct copies of all documents, reports financial data and other information and (ii) an opportunity to interview and consult with any officer or director, representative, accountant and other advisor, in each case, of the Company or any of its Subsidiaries regarding the Company’s or such Subsidiary’s affairs.

SECTION 5.15         Standstill.  From and after the Closing Date until the earlier of (i) the one-year anniversary of the Closing Date and (ii) the date on which a Fundamental Change occurs (as defined in the Series A Certificate of Amendment) (the earlier of such dates, the “Standstill Period”), each Investor shall not (and shall cause its Affiliates not to), directly or indirectly, alone or in concert with others, without the prior consent or approval of the Board:

(a)          purchase or otherwise acquire, or offer, or agree to acquire, beneficial ownership of any securities of the Company, any direct or indirect rights or options to acquire any such securities, in each case, if such purchase, acquisition, offer or agreement would result in such Investor and its Affiliates increasing their current beneficial ownership of shares of Common Stock by more than one percent (1%) of the shares of Common Stock issued and outstanding at such time (excluding, for the avoidance of doubt, any Series A Preferred Stock and Conversion Shares)

(a)          make, or in any way participate in any “solicitation” of “proxies” to vote or “consents” (as such terms are used in the rules and regulations of the SEC), or seek to advise or influence any Person with respect to the voting of any voting securities of the Company, in each case, with respect to the election or removal of directors or to approve stockholder proposals with respect to the Company, other than a “solicitation” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion (subject to compliance with this Agreement);

(b)          make any public statements and/or announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary business transaction involving the Company or any Subsidiary of the Company or their securities; or

(c)          enter into any discussions, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Investor and its Affiliates) with respect to any of the foregoing, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to any shares of Common Stock or otherwise in connection with any of the foregoing;

provided, however, that nothing in this Section 5.15 shall limit (1) the Investors’ ability to acquire any securities of the Company in the event that bankruptcy or insolvency proceedings are commenced by the Company, including through the acquisition of shares of Common Stock or any other securities of the Company through an exchange offer or through a plan of reorganization for the Company which is confirmed by order of the United States Bankruptcy Court or participation in or consummation of any transaction relating to the Company effected in connection with any proposed Company auction sale process under the jurisdiction of a United States Bankruptcy Court, (2) the Investors’ ability to vote, Transfer (as defined below, and subject to Section 5.16), convert (subject to Section 5, Section 6 and Section 7 of the Series A Certificate of Amendment), privately make and submit to the Company and/or the Board any proposal that is intended by the Investors to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expect to require public disclosure by any Person), participate in rights offerings made by the Company to all or substantially all holders of its Common Stock, receive any dividends or similar distributions with respect to any securities of the Company held by the Investors, tender shares of the Common Stock or Series A Preferred Stock into any tender or exchange offer (but subject to Section 5.16), effect any adjustment to the Series A Conversion Rate (as defined in the Series A Certificate of Amendment) pursuant to the Series A Certificate of Amendment or otherwise exercise rights under its Common Stock or Series A Preferred Stock, or (3) the ability of the Series A Director (as defined in the Series A Certificate of Amendment) to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board.

SECTION 5.16          Limitation on Transfer and Right of First Refusal of Series A Preferred Stock.

(a)        Except as otherwise permitted by this Agreement, including Section 5.16(b) and Section 5.16(c), the Investors shall not, from and after the date hereof until the date that is one year following the date hereof, directly or indirectly, sell, transfer, or assign (each, a “Transfer”) any interest in any shares of Series A Preferred Stock or Conversion Shares acquired pursuant to this Agreement without the prior written consent of the Company.  Any purported Transfer of shares of Series A Preferred Stock or Conversion Shares in violation of the terms of this Section 5.16 shall be null and void ab initio and the Company (or its transfer agent) shall not record any such purported Transfer on its books, issue a new certificate for such Series A Preferred Stock or Conversion Shares or otherwise give effect to or recognize such purported Transfer.

(b)          Notwithstanding anything to the contrary in Section 5.16(a), the Investors may Transfer any interest in any shares of Series A Preferred Stock or Conversion Shares as follows:

(i)           to the Company or its Subsidiaries;

(ii)          pursuant to a tender offer or exchange offer made to all or substantially all of the holders of the Common Stock, provided, however, that this Section 5.16(b)(ii) shall not apply to such Investor who initiates such tender offer or exchange offer;

(iii)        to any Affiliate of an Investor and any investment fund managed or controlled by any Investor or its Affiliates; and

(iv)        pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any of its Subsidiaries (i) that has been recommended or approved by a majority of the Board or (ii) that is a tender offer or exchange offer (A) that a majority of shares of Common Stock held by stockholders other than the Investors have been tendered or exchanged into or (B) that includes a majority minimum tender or approval condition, and, as of the tender date, all of the conditions to closing of which (including the majority minimum tender or approval condition) have been satisfied or (other than with respect to the majority minimum tender or approval condition) waived and is expiring on the tender date.

(c)          From and after the date that is one year following the Closing Date,

(i)          Each Investor hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of the Series A Preferred Stock such Investor may propose to Transfer, at the same price and on the same terms and conditions as those offered to the prospective transferee (“Prospective Transferee”), except to the extent that such Transfer is permitted under the terms of Section 5.16(b);

(ii)         Each Investor proposing to Transfer shares of Series A Preferred Stock must deliver a Proposed Transfer Notice to the Company and to Juniper not later than sixty (60) days prior to the consummation of such proposed Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the proposed Transfer, the identity of the prospective transferee and the intended date of the proposed Transfer.  To exercise its Right of First Refusal under this Section 5.16(c), the Company must deliver a written notice to the selling Investor and Juniper within fifteen (15) days after delivery of the Proposed Transfer Notice specifying the number of shares of Series A Preferred Stock to be purchased by the Company;

(iii)        Each Investor hereby unconditionally and irrevocably grants to Juniper a Secondary Refusal Right to purchase all or any portion of the Series A Preferred Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 5.16(c)(iii).  If the Company does not provide written notice exercising its Right of First Refusal with respect to all Transfer Stock subject to a proposed Transfer, the Company must deliver written notice to the selling Investor and to Juniper to that effect no later than fifteen (15) days after the selling Investor delivers the Proposed Transfer Notice to the Company.  Failure by the Company to deliver written notice in connection with this Section 5.16(c) during the aforementioned time periods shall be deemed a waiver by the Company of its Right of First Refusal with respect to all the Transfer Stock.  To exercise its Secondary Refusal Right, Juniper must deliver a written notice to the selling Investor and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in this clause (iii); and

(iv)        The sale of the shares of Series A Preferred Stock pursuant to the exercise of the Right of First Refusal, Secondary Right of First Refusal or to the Permitted Transferee on the terms and conditions contained in the Proposed Transfer Notice shall be consummated within sixty (60) days of the earlier of the date of Juniper’s written notice pursuant to clause (iii) above or the deadline for receiving such notice; it being understood that any shares of Series A Preferred Stock not sold within such sixty (60)-day period shall again become subject to the provisions of this Section 5.16(c).  In the event that a selling Investor shall be free to sell any shares of Series A Preferred Stock pursuant to this Section 5.16(c), then such Transfer to the Prospective Transferee shall be on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice.

(d)         Any Person that is not a party to this Agreement to whom shares of Series A Preferred Stock are Transferred shall, as a condition to such Transfer, execute and deliver a joinder or counterpart signature page to this Agreement agreeing to be bound by its terms and representing that such Person is acquiring the shares of Series A Preferred Stock for its own account for investment and not with a view to the distribution thereof.  Upon the execution and delivery of such joinder or counterpart signature page by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages hereto.

ARTICLE VI
Conditions to Closing

SECTION 6.01        Conditions to the Obligations of the Company and the Investors.  The respective obligations of each of the Company and the Investors to effect the Transactions are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Company and the Investors on or prior to the Closing Date of the following conditions:

(a)          no applicable Law preventing or prohibiting the consummation of the Transactions shall be in effect; and

(b)          the Company shall have received the Credit Agreement, which shall be in full force and effect concurrently with the Closing.

SECTION 6.02        Conditions to the Obligations of the Company.  The obligations of the Company to effect the Transactions are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)         all representations and warranties of the Investors set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct on such earlier date);

(b)          the Investors shall have performed in all material respects all of their obligations hereunder required to be performed by such Investors at or before the Closing; and

(c)          the Investors shall have duly executed and delivered to the Company the Registration Rights Agreement.

(d)          the Company shall have received a certificate, signed by a duly authorized officer of each of the Investors, certifying as to the matters set forth in Section 6.02(a) and Section 6.02(b).

SECTION 6.03        Conditions to the Obligations of the Investors.  The obligations of the Investors to effect the Transactions are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Investors on or before the Closing Date of the following conditions:

(a)          (i) the representations and warranties of the Company set forth in Article III hereof (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) as of the Closing Date, with the same force and effect as if made on the Closing Date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) the Company Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date);

(b)          the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(c)          the Company shall have (i) duly executed and delivered to the Investors the Registration Rights Agreement, (ii) adopted and filed the Series A Certificate of Amendment with the Department of the Treasury of the State of New Jersey, and a certified copy thereof shall have been delivered to the Investors, and (iii) taken all actions necessary and appropriate to implement the provisions of Section 17 of the Series A Certificate of Amendment and to cause the Board (and each committee of the Board), effective as of the Closing, to be composed as set forth therein;

(d)         any shares of Common Stock issuable upon conversion of the Series A Preferred Stock at the Series A Conversion Price (as defined in the Series A Certificate of Amendment) specified in the Series A Certificate of Amendment shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(e)          the Company shall have paid or reimbursed Juniper for amounts owed pursuant to Section 5.05 substantially concurrently with the Closing;

(f)          each Investor shall have received from counsel to the Company an opinion substantially in the form mutually agreed among the parties hereto;

(g)          each Investor shall have received a certificate, signed by a duly authorized officer of the Company, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b); and

(h)          each Investor shall have received a certificate, signed by the Secretary of the Company certifying (i) the Company Charter Documents and (ii) the resolutions of the Board of Directors approving the Transaction Documents and the Transactions.

ARTICLE VII
Survival

SECTION 7.01          Termination.

(a)         Prior to the Closing, this Agreement may only be terminated: (i) by mutual written agreement of the Company and Juniper; (ii) by Juniper if the Closing shall not have occurred on or prior to the third Business Day after the date of this Agreement; (iii) by either the Company or Juniper if the Closing shall not have occurred on or prior to December 16, 2019; (iv) by either the Company or Juniper if there shall be any applicable Law that prevents or prohibits the Company or the Investors from consummating the Transactions and such prohibition shall have become final and non-appealable; or (v) by either the Company or Juniper if the other shall have materially breached any of its representations and warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform is incapable of being cured within thirty (30) calendar days following the receipt of written notice of such breach or failure to perform; provided that such party shall not have the right to terminate this Agreement pursuant to this Section 7.01 if such party is then in material breach of any of its representations and warranties, covenants or agreements hereunder; and provided, further, that the right to terminate this Agreement pursuant to Section 7.01(a)(ii) or Section 7.01(a)(iii) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

(b)          In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability to any person on the part of any party (or of any of its Representatives of Affiliates), except to the extent of (i) any fraud or (ii) the intentional breach of this Agreement, provided, however, and notwithstanding in the foregoing to the contrary, that this Article VII, Article VIII, and Section 5.05 shall survive the termination of this Agreement.  Notwithstanding anything to the contrary herein, the Confidentiality Agreement shall terminate simultaneously with the Closing.

SECTION 7.02         Survival.  Irrespective of any investigation, inquiry or examination made by, for or on behalf of the Investors, or the acceptance by the Investors of any certificate or opinion, the representations and warranties contained herein shall survive the Closing for a period not to exceed twenty-four (24) months and the covenants set forth herein shall survive until the earlier of the (1) full satisfaction of the obligations under the covenant or (2) the date in which all the Series A Preferred Stock have been converted, redeemed or repurchased in full in accordance with the Series A Certificate of Amendment or this Agreement.  This Section 7.02 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, expressly contemplates performance after such twenty-four (24) month period.

ARTICLE VIII

Miscellaneous

SECTION 8.01        Notices.  All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by facsimile (which is confirmed), or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by like notice):

(a)          If to the Company:
Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, NJ 07052
Attention:  Chief Financial Officer

with a copy to (which copy alone shall not constitute notice):

McCarter & English LLP
825 Eighth Avenue, 31st Floor
New York, NY 10019
Attention: Michele Vaillant and Howard Berkower

(b)          If to Juniper:

555 Madison Avenue
24th Floor
New York, NY 10022
Attention: John A. Bartholdson

with a copy to (which copy alone shall not constitute notice):

Shearman & Sterling LLP
111 Congress Avenue
Austin, TX 78701
Attention:  J. Matthew Lyons

(c)          If to Talanta Fund, L.P.

Talanta Fund, L.P.
c/o Talanta Investment Group, LLC
525 N. Tryon Street, 16th Floor
Charlotte, NC 28202
Attention: Justyn R. Putnam

SECTION 8.02         Amendments, Waivers, etc.   Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the majority of the Investors or, in the case of a waiver, by the party against whom the waiver is to be effective.  Any amendment or waiver effected in accordance with this Section 8.02 shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

SECTION 8.03         Counterparts and Facsimile.  This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 8.04         Further Assurances.  Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the Transactions.

SECTION 8.05         Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF NEW YORK WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE RELATED DOCUMENTS (OTHER THAN THE SERIES A CERTIFICATE OF AMENDMENT), AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREBY AND THEREBY; PROVIDED, THAT, THE CERTIFICATE OF AMENDMENT AND ANY OTHER INTERNAL CORPORATE MATTER CONCERNING THE COMPANY OR ANY OTHER PARTY HERETO, SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY, OR THE LAWS OF THE OF ITS JURISDICTION OF ORGANIZATION, RESPECTIVELY.

(b)         The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(c)          Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District court for the Southern District of New York for the purpose of any suit, Action or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action or proceeding has been brought in an inconvenient forum.  Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.01 shall be effective service of process for any such Action or proceeding.

(d)         EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05(D).

SECTION 8.06        Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The word “day” means a calendar day and not a Business Day.  Periods of time described herein shall include the first day of such period but not the last day thereof.  The word “or” shall not be exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if.” The words “made available to the Investor” and words of similar import refer to documents delivered in person or electronically to the Investor prior to the date hereof.  All references to “$” mean the lawful currency of the United States of America.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 8.07         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

SECTION 8.08         No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and such successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as third party beneficiary or otherwise.

SECTION 8.09         Representation of Parties.  The parties hereto acknowledge and agree that in connection with the Transaction Documents and the Transaction, Shearman & Sterling LLP has represented only Juniper and not the Company or any other Investor that is party hereto in any capacity.

SECTION 8.10         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed, and any assignment in violation of this provision shall be null and void), except that the Investors may assign their respective rights under this Agreement and the Related Documents, in whole or in part, to any of their respective Affiliates without the prior written consent of the Company; provided that such Investor will remain liable for all of its obligations under this Agreement.

SECTION 8.11        Entire Agreement.  This Agreement (including the Exhibits hereto and the Company Disclosure Letter), together with the other Transaction Documents and the sections of the Term Sheet captioned “Exclusivity” and “Termination Fee” (which, for the avoidance of doubt, the rights and remedies of Juniper and its Affiliates in such sections shall survive the termination of the Term Sheet), constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Scott M. Shaw
	Name:	Scott M. Shaw
	Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

TALANTA FUND, L.P.

By: TALANTA INVESTMENT GROUP, LLC, its General Manager

By:	/s/ Justyn R. Putnam
	Name:	Justyn R. Putnam
	Title:	Managing Member

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first  above written.

JUNIPER TARGETED OPPORTUNITY FUND, L.P.

By: JUNIPER HF INVESTORS II, LLC, its General Partner

By:	/s/ John A. Bartholdson
	Name:	John A. Bartholdson
	Title:	Managing Member

JUNIPER TARGETED OPPORTUNITIES, L.P., SOLELY WITH RESPECT TO THE SERIES C THEREOF

By: JUNIPER TARGETED OPPORTUNITY INVESTORS, LLC, its General Partner

By:	/s/ John A. Bartholdson
	Name:	John A. Bartholdson
	Title:	Managing Member

[Signature Page to Securities Purchase Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

Purchaser	Purchase Amount	Series A Preferred Stock
Juniper Targeted Opportunity Fund, L.P. Address: 555 Madison Avenue 24th Floor New York, NY 10022	$3,500,000	3,500
Juniper Targeted Opportunities, L.P. Address: 555 Madison Avenue 24th Floor New York, NY 10022	$7,700,000	7,700
Talanta Fund, L.P. Address: c/o Talanta Investment Group, LLC 525 N. Tryon Street, 16th Floor Charlotte, NC 28202	$1,500,000	1,500

Total	$12,700,000	12,700